Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 53 to the Registration Statement of Transparent Value Trust (Form N-1A; File No. 333-159992) of our report dated November 29, 2017 on the financial statements and financial highlights of each of the series constituting Transparent Value Trust included in the Annual Report to shareholders for the year ended September 30, 2017.

Tysons, Virginia
January 29, 2018